Exhibit 99.1

            Crosstex Reports Record First Quarter Results

    DALLAS--(BUSINESS WIRE)--May 4, 2004--The Crosstex Energy companies, Crosstex Energy, L.P. (NasdaqNM:XTEX) (the Partnership) and Crosstex Energy, Inc. (NasdaqNM:XTXI) (the Corporation), today reported strong growth in the first quarter of 2004.
    "We are very pleased with the record earnings we accomplished in the first quarter. Our 78 percent increase in Distributable Cash Flow from the first quarter of last year is attributable to continued strong internal growth and acquisitions," stated Barry E. Davis, President and Chief Executive Officer. "We are also pleased that this allowed us to increase the Partnership distribution from the fourth quarter of 2003 by 6.7 percent, as announced last week, while maintaining strong coverage of 1.15 times the amount of the distribution."

    Crosstex Energy, L.P. Financial Results

    The Partnership reported net income of $5.7 million for the first quarter of 2004, or $0.24 per limited partner unit, compared to net income in the first quarter of 2003 of $0.8 million, or $0.06 per unit. The Partnership's Distributable Cash Flow for the quarter was $9.6 million, or 2.09 times the amount required to cover its Minimum Quarterly Distribution of $0.25 per unit, and 1.15 times the amount required to cover its recently increased distribution of $0.40 per unit. Distributable Cash Flow was $5.4 million in the 2003 first quarter. Distributable Cash Flow is a non-GAAP financial measure and is explained in greater detail under "Non-GAAP Financial Information." Also, in the tables at the end of this release is a reconciliation of this measure to net income.
    The growth of Distributable Cash Flow was driven by growth in the Partnership's gross margin, to $21.1 million compared to $10.7 million in the corresponding 2003 period, an increase of 96 percent. Gross margin from the Midstream business segment increased by $7.4 million, or 94 percent, to $15.3 million, due to growth in on-system gathering and transmission volumes of 41 percent, and to growth in processed volumes of 68 percent. This growth was a balance of organic growth and acquisitions. The organic growth was comprised of significant increases in pipeline throughput at CCNG, Vanderbilt, and Arkoma, and significant processing volume growth from the Gregory plant expansion. Additional growth resulted from the acquisition of the Mississippi system and the Conroe plant from Duke Energy Field Services (DEFS) on June 30, 2003.
    "A key to our growth strategy is the development of assets after acquisition. Our first quarter results clearly demonstrate that we are continuing to see strong improvements in the assets we've acquired in the last three years," commented Davis.
    Gross margin from the Treating segment increased by $2.9 million, or 103 percent, to $5.8 million. The Treating segment's increase in 2004 over 2003 is attributable to the growth in the number of treating plants in service from 40 at the end of the first quarter of 2003 to 56 at the end of the first quarter of 2004. In addition, the Seminole plant acquired from DEFS is included in the Treating gross margin.
    "Our Treating business has more than doubled in size over the last 18 months and we continue to see excellent growth opportunities in this niche business," said Davis.

    Crosstex Energy, Inc. Financial Results

    The Corporation reported net income of $2.2 million for the first quarter of 2004, compared to $31,000 for the respective period in 2003. The Corporation's annual income before income taxes and interest of non-controlling partners in the Partnership's net income was $5.5 million in the first quarter of 2004 and $0.3 million in the first quarter of 2003. The Corporation's share of distributions, including distributions to its ten million limited partner units, its two percent general partner interest, and the incentive distribution rights, is $5.1 million for the first quarter (payable on May 14, 2004). Its share of the distribution in the first quarter of 2003 was $2.6 million. The recently announced increase in the Partnership's distribution increased the Corporation's share of the distribution by $0.7 million, from $4.4 million to $5.1 million.

    2004 Outlook

    The Partnership has adjusted its guidance on net income and Distributable Cash Flow in the attached table. The adjustments take into account the closing of the LIG acquisition on April 1. The Partnership now anticipates it will generate net income in 2004 of between $24.0 million and $25.0 million, and its estimate of Distributable Cash Flow for the year is in the range of $37.0 million to $40.0 million. At this level, the Partnership will cover the current $0.40 quarterly distribution by between 1.11 and 1.20 times.
    If the Partnership's $0.40 quarterly distribution rate per unit is maintained for the entire year, the Corporation will receive cash distributions from the Partnership of $20.5 million in 2004. It anticipates direct cash expenses associated with its operations outside of the Partnership of approximately $1 million. The Corporation expects that it will incur no current year income tax expense due to tax loss carryforwards and other tax benefits it expects to use in 2004. Assuming the $1.20 per share annual dividend rate is maintained for the entire year, and no additional issuances of shares, the total dividends for the year will be $14.5 million.

    Earnings Call

    Crosstex will hold its quarterly conference call to discuss first quarter results tomorrow, May 5, at 10:00 am Central Time (11:00 am Eastern Time). The dial-in number for the call is 800-901-5241, passcode Crosstex. A live Webcast of the call can be accessed on the investor information page of Crosstex Energy's Web site at www.crosstexenergy.com. The call will be available for replay for 30 days by dialing 888-286-8010, passcode 36734310. A replay of the broadcast will also be available on the company's Web site.

    About Crosstex

    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and over 50 natural gas amine treating plants. Crosstex currently provides services for over 1.5 BCF/day of natural gas.
    Crosstex Energy, Inc. owns ten million limited partner units in the Partnership, the two percent general partner interest in the Partnership, and the Partnership's incentive distribution rights. Additional information about Crosstex can be found at www.crosstexenergy.com.

    Non-GAAP Financial Information

    This press release contains non-generally accepted accounting principle financial measures of earnings before non-cash charges and less maintenance capital expenditures, which we refer to as Distributable Cash Flow. The amounts included in the calculation of these measures are computed in accordance with generally accepted accounting principles (GAAP), with the exception of maintenance capital expenditures. Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. We believe this measure is useful to investors because it may provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of the Partnership's cash flow after it has satisfied the capital and related requirements of its operations. Distributable Cash Flow is not a measure of financial performance or liquidity under GAAP. It should not be considered in isolation or as an indicator of the Partnership's performance. Furthermore, it should not be seen as a measure of liquidity or a substitute for metrics prepared in accordance with GAAP. Our reconciliation of this measure to net income is included in the following tables.
    This press release contains forward-looking statements identified by the use of words such as "forecast," "anticipate" and "estimate". These statements are based on currently available information and assumptions and expectations that the Partnership and the Corporation believe are reasonable. However, the Partnership's and the Corporation's assumptions and expectations are subject to a wide range of business risks, so they can give no assurance that actual performance will fall within the forecast ranges. Among the key risks that may bear directly on the Partnership's and the Corporation's results of operation and financial condition are: (1) the amount of natural gas transported in the Partnership's gathering and transmission lines may decline as a result of competition for supplies, reserve declines and reduction in demand from key customers and markets; (2) the level of the Partnership's processing and treating operations may decline for similar reasons; (3) fluctuations in natural gas and NGL prices may occur due to weather and other natural and economic forces; (4) there may be a failure to successfully integrate new acquisitions; (5) the Partnership's credit risk management efforts may fail to adequately protect against customer nonpayment; and (6) the Partnership may not adequately address construction and operating risks. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.


                         CROSSTEX ENERGY. L.P.
                 Selected Financial and Operating Data
          (All amounts in thousands except per unit numbers)

                                                  Three Months Ended
                                                       March 31,
                                                  -------------------

                                                    2004      2003
                                                  --------- ---------
Revenues
     Midstream                                    $318,214  $245,315
     Treating                                        7,144     5,255
                                                  --------- ---------
                                                   325,358   250,570
Cost of Gas
     Midstream                                     302,876   237,408
     Treating                                        1,376     2,416
                                                  --------- ---------
                                                   304,252   239,824

Gross Margin                                        21,106    10,746

Operating Expenses                                   6,213     3,210
General and Administrative                           3,592     1,500
Stock Based Compensation                               209     2,504
(Profit) Loss on Energy Trading Activities            (421)     (107)
Loss on Sale of Property                               296        --
Depreciation and Amortization                        4,418     2,435
                                                  --------- ---------

       Total                                        14,307     9,542

Operating Income                                     6,799     1,204

Interest Expense                                    (1,156)     (410)
Other Income                                            92        38
                                                  --------- ---------
       Total Other Income (Expense)                 (1,064)     (372)
                                                  --------- ---------
Income Before Minority Interest                      5,735       832
Minority Interest in Subsidiary                        (29)       --
                                                  --------- ---------
Net Income                                          $5,706      $832
                                                  ========= =========
General Partner Share of Net Income                 $1,048       $17
                                                  ========= =========
Limited Partners Share of Net Income                $4,658      $815
                                                  ========= =========
Net Income per Limited Partners' Unit:
     Basic                                           $0.26     $0.06
                                                  ========= =========
     Diluted                                         $0.24     $0.06
                                                  ========= =========
Weighted Average Limited Partners' Units
 Outstanding
      Basic                                         18,072    14,600
                                                  ========= =========
      Diluted                                       19,090    14,680
                                                  ========= =========


                         CROSSTEX ENERGY. L.P.
        Reconciliation of Net Income to Distributable Cash Flow
               (All amounts in thousands except ratios)

                                                  Three Months Ended
                                                        March 31,
                                                  --------------------
                                                    2004       2003
                                                  ---------- ---------
Net Income                                           $5,706      $832
Depreciation and Amortization (1)                     4,380     2,435
Impairments                                              --        --
Stock Based Compensation                                209     2,504
Loss on Sale of Property                                296        --
                                                  ---------- ---------
Cash Flow                                            10,591     5,771

Maintenance Capital Expenditures                       (944)     (344)
                                                  ---------- ---------
Distributable Cash Flow                              $9,647    $5,427
                                                  ========== =========
Minimum Quarterly Distribution (MQD)                 $4,613    $3,725
Distributable Cash Flow/MQD                            2.09      1.46
Actual Distribution                                  $8,353    $3,725
Distribution Coverage                                  1.15      1.46

(1) Excludes minority interest share of depreciation and amortization of $38,000 for the three months ended March 31, 2004.


                         CROSSTEX ENERGY, L.P.
                            Operating Data
           (All volumes, except Seminole Plant, in MMBtu/d)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
Pipeline Throughput                                  2004       2003
                                                  ---------- ---------
  Gulf Coast Transmission                            91,000    95,000

  Vanderbilt                                         66,000    35,000

  CCNG Transmission                                 259,000   211,000

  Gregory Gathering                                 156,000   134,000

  Mississippi                                        77,000        --

  Arkoma                                             18,000    10,000

  Other Midstream                                    35,000    14,000
                                                  ---------- ---------
Total Gathering and Transmission Volume             702,000   499,000

Natural Gas Processed
  Gregory Processing                                132,000    94,000
  Conroe Processing                                  26,000        --
                                                  ---------- ---------
Total Processed Volume                              158,000    94,000

Total On-System Volumes                             860,000   593,000

Producer Services Volumes                           197,000   254,000

Treating Volumes (1)                                 84,000    88,000

Treating Plants in Service (2)                           56        40

Seminole Plant (Mcf/d of CO2)                        20,000        --

(1) Represent volumes for treating plants operated by us whereby we receive a fee based on the volumes treated.

(2) Plants in service represent plants in service on the last day of the quarter.


                         CROSSTEX ENERGY, L.P.
                     Forecast for 2004 Net Income
               Reconciliation to Distributable Cash Flow
                             (In millions)

                                                         Range
                                                     Low       High
                                                  --------- ----------
Net Income                                           $24.0      $25.0

Depreciation and Amortization                         22.0       23.0

Stock Based Compensation                               1.0        1.0
                                                  --------- ----------

Cash Flow                                             47.0       49.0

Maintenance Capital                                  (10.0)      (9.0)
                                                  --------- ----------

Distributable Cash Flow                              $37.0      $40.0
                                                  ========= ==========


                         CROSSTEX ENERGY, INC.
                 Selected Financial and Operating Data
          (All amounts in thousands except per unit numbers)

                                                  Three Months Ended
                                                       March 31,
                                                  -------------------
                                                    2004      2003
                                                  --------- ---------
Revenues
     Midstream                                    $318,214  $245,315
     Treating                                        7,144     5,255
                                                  --------- ---------
                                                   325,358   250,570
Cost of Gas
     Midstream                                     302,876   237,408
     Treating                                        1,376     2,416
                                                  --------- ---------
                                                   304,252   239,824

Gross Margin                                        21,106    10,746

Operating Expenses                                   6,225     3,234
General and Administrative                           3,865     2,000
Stock Based Compensation                               209     2,504
(Profit) Loss on Energy Trading Activities            (421)     (107)
Loss on Sale of Property                               296        --
Depreciation and Amortization                        4,418     2,510
                                                  --------- ---------

       Total                                        14,592    10,141

Operating Income                                     6,514       605

Interest Expense                                    (1,117)     (338)
Other Income                                            92        38
                                                  --------- ---------
       Total Other Income (Expense)                 (1,025)     (300)
                                                  --------- ---------

Income Before Income Taxes and Interest of
 Non-controlling Partners in the Partnership's
 Net Income                                          5,489       305
Income Tax Provision                                (1,182)      (17)
Interest of Non-controlling Partners in the
 Partnership's Net Income                           (2,110)     (257)
                                                  --------- ---------
Net Income                                          $2,197       $31
                                                  ========= =========

Preferred Stock Dividends                             $132      $917
                                                  ========= =========

Net Income (Loss) Available to Common               $2,065     $(886)
                                                  ========= =========

Basic Earnings (Loss) per Common Share               $0.19    $(0.25)
                                                  ========= =========

Diluted Earnings (Loss) per Common Share             $0.19    $(0.25)
                                                  ========= =========

Weighted Average Shares Outstanding:
   Basic                                            10,946     3,486
   Diluted                                          11,672     3,486


    CONTACT: Crosstex Energy, Dallas
             Barry E. Davis, 214-953-9500
             or
             William W. Davis, 214-953-9500